Exhibit 99.1

Applied Micro Circuits Corp.	AMCC	Q4 2008 Earnings Call	May 1, 2008
Company▲	Ticker▲	Event Type▲	Date▲

MANAGEMENT DISCUSSION SECTION
Operator: Ladies and gentlemen, thank you for standing by. Welcome to the Applied Micro Circuits Q4 2008 Earnings Call. As a reminder, today’s call is being recorded. Now for opening remarks and introductions, I would like to turn the call over to Bob Gargus, Chief Financial Officer. Please go ahead sir.
Robert G. Gargus, Senior Vice President and Chief Financial Officer

Good afternoon everyone, and thank you for joining today’s conference call. On the call today with me is Kambiz Hooshmand, our President and CEO.

Before turning the call over to Kambiz, I want to remind you that the forward-looking statements discussed on this call, including guidance that we will provide on revenue, non-GAAP gross margin, non-GAAP operating expenses and certain other financial targets are based on the limited information available to us today. That information is likely to change. There are numerous risks and uncertainties that affect our business and may affect these forward-looking statements, including product demand and mix, product development and introductions, design wins, manufacturing, the impact of workforce reductions and the integration of new or moved operations, risks relating to macroeconomic conditions, markets and other risks that are set forth in our SEC filings including our Form 10-K for the year ended March 31, 2007.

Our actual results may differ materially from these forward-looking statements and AMCC assumes no obligation to update forward-looking statements made on this call. I want to point out that AMCC has several analysts that cover the stock and this creates a range of variability relative to the Street financial models. When we say Street estimates, we mean the consensus of the major analyst models and not necessarily the guidance that was given by the company.

With that, I’m going to turn the call over to Kambiz. Kambiz?
Kambiz Hooshmand, Chief Executive Officer and President

Thanks, Bob and good afternoon everyone. Before I turn the call back to Bob to discuss the numbers, I’m going to give you a qualitative view of our business in general and the three product areas specifically. Later in the call, I’ll provide revenue guidance for the June quarter.

During the January earnings call, we pointed out that we entered the March quarter with a record backlog. We guided for revenues to be up 6 to 10% sequentially, and in fact we delivered 8%. Our order patterns were strong and have remained so in April. We are entering the June quarter with an even stronger backlog position.

During the January call, we pointed out that the macro conditions and uncertainties were there and continued and provided a more conservative guidance. Recently, we have seen some of our peers begin to be more bullish, and that is certainly an encouraging sign. In fact, our product cycles, business fundamentals, and general business conditions continue to improve pretty nicely. However, given the uncertain environment, we think it is still prudent to remain conservative in our guidance.

Back in January, we also emphasized that we would remain focused on managing our expenses and improving our profitability. We delivered on our expense goals and our non-GAAP pre-tax profitability improved by almost 3 points as a percent of revenue. We’re clearly making progress in this area. In each of process, transport and store, we have very favorable product cycles. Our strong design win traction continues as I’ll discuss later.

Applied Micro Circuits Corp.	AMCC	Q4 2008 Earnings Call	May 1, 2008
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Before I go into each of the process, transport and store sections in more detail, let me pause here to announce an important personnel change. We announced earlier today the appointment of Russ Johnson as Senior Vice President and General Manager of our storage business unit succeeding Barbara Murphy. Russ has a proven track record of major accomplishments in the storage world and will be a tremendous asset to our company. I am very pleased to welcome him as the newest member of AMCC’s senior management team. As you might be aware, Barbara will be relocating overseas with her family, but will continue to provide key strategic input on a consulting basis. I want to thank Barbara for her leadership during the past three years. We’ll miss her, but thankfully, we’ll continue to have her guidance from afar.

Let me now go into each of the product sections starting with transport. I will start with the transport business and remind you that Bob will give the specific revenue numbers shortly. Our transport business grew 11% sequentially in the March quarter. This is our second consecutive quarter of double-digit sequential growth. The momentum in this business continues and order activity remained solid across our top customers. We believe there is an important shift from legacy SONET-based networks to OTN networks optimized for carrying Ethernet data.

Consistent with this view, at the end of January, AMCC announced Pemaquid. Pemaquid is a fully integrated 10G Framer/Mapper/PHY for transporting 10 gigabit Ethernet or 10 gigabit Fiber Channel over OTN. Pemaquid is the first product in our MEtrON which stands for Metro Ethernet Optical Networks product family and is ideal for carrier Ethernet switch router and DWDM systems. Higher speed networks of tomorrow require more sophisticated noise cancellation technologies. Our Strong FEC, Forward Error Correction technology, is the best in the world as recognized by many carriers. Pemaquid is a great example of AMCC capitalizing on its Strong FEC, industry-leading high-speed PHY IP we acquired from Quake and AMCC’s strong position in MEtrON networks.

Rubicon, our previous generation 10 gig FEC continues to ramp very nicely. A newer version of this chip called TiPi-Rubicon introduced in fiscal Q2 secured additional Tier 1 design wins last quarter. This product offers our customers a smaller form factor and lower cost than Rubicon. TiPi-Rubicon further strengthens our leading position as a top FEC solution provider in the industry. Strong supplies into the DWDM segment continue for AMCC. As an example, we are providing the key transport components into Verizon’s ROADM deployments today.

In FY’08, AMCC introduced a strong portfolio of products including PHY, FEC, and OTN Mappers. AMCC made the bet that the future of our optical networks was 10 gig and OTN. And I am happy to say that this bet is clearly paying off. We are seeing continued phenomenal traction with these new products, for example, Pemaquid, the device that I just mentioned has secured over 20 major designs already within two months of its announcements. AMCC continues to be successful in 10 gig deployments as seen in our total port shipments. In fiscal year ‘08, our 10 gig port shipments increased by 46% over the prior year, and we expect this growth to continue based on the new product introductions.

In the data center, we are seeing 10 gig in the backplane otherwise known as 10GBASE-KR as a major opportunity for our 10 gig PHYs. We have strong traction with the blade servers. We expect 10 gig backplane volumes to ramp much sooner than the 10 gig optical port segment in the enterprise. In just three quarters, our transport business has rebounded from the June 2007 low by 58%. Overall, I am very pleased with the progress we’re making in our transport business and see sequential growth again in fiscal Q1 for the transport product line.

The processor business grew just under 11% sequentially in the March quarter. The growth was driven by strong product shipments into the enterprise wireless access 3G base station, and packet processing applications. We are just putting the finishing touches on a complete refresh of our PowerPC product line. Our low-end processor, the 405 family continued to win designs in the networking and pervasive applications. On mid-range processors, the 440 and 460 families are

Applied Micro Circuits Corp.	AMCC	Q4 2008 Earnings Call	May 1, 2008
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getting strong traction in switching, routing, wireless infrastructure, and printing applications. Our 440 storage processor design wins are ramping up while a 460 base product refresh is enabling us to win new designs. As a result, today, we have the strongest and broadest PowerPC portfolio in our history. We have released evaluation kits on these new products designed to shrink time-to-market for our customers. The customers are reacting quite positively. Demand for our evaluation kits has been high for the last three quarters and kit sales are running at more than 2X the level of a year ago. This is a strong indicator of future revenue growth.

In the enterprise Wi-Fi market, we expect to maintain our number one position as the market transitions to 802.11n. In the wireless infrastructure, we are winning in the emerging technologies. We have won numerous designs in WiMAX, enhanced 3G and wireless long term evolution. Application layer processors were another bright spot for us last year. We have won a number of high-volume opportunities in IP and Ethernet-based switches and appliances. In just three quarters, our processor business has rebounded from the June 2007 low by 59%. Overall, I am very pleased with the progress we are making in our processor business and see sequential growth also in the June quarter.

In our storage business, during the March quarter, demand for the products was very strong. Customer engagement was solid in both North America and Europe. In fact we had our strongest sell through quarter on record. However, on a selling basis, our revenues were down from the prior quarter due to tight inventory control by our distribution partners.

The storage channel partners are concerned about a possible recession and accordingly have reduced on-hand inventories. An average three-day tightening would reduce our revenues by approximately $0.6 million. Our storage revenues were $13 million and were sequentially down by about 4%.

Fiscal Q4 was another great quarter for our storage product family as we received even more industry recognition. During fiscal 2008, we made significant progress in expanding our RAID controller family to include the SAS RAID solution. Our SAS offering has been selected as the leading controller in several performance reviews, most recently beating out both Adaptec and LSI, our newly released 9690 SAS controller was awarded the “PC Pro Recommended” award. Furthermore, last month the AMCC Storage family of 3ware RAID controllers was awarded the “EE Times Ultimate Product of the Year” ACE Award.

Finally, to strengthen our distribution position, AMCC signed an agreement with the world’s largest technology distributor, Ingram Micro. We expect this relationship will significantly strengthen our ability to expand our distribution network for our SAS and SATA controllers.

Now let me turn the call over to Bob for going over the detailed numbers. Bob?
Robert G. Gargus, Senior Vice President and Chief Financial Officer

Thanks, Kambiz. Fourth quarter revenues were 71.5 million, up 5.3 million or 8% compared to the prior quarter and up 2% from the same quarter a year ago. Processor revenues were 29 million. Transport revenues were 20.9 million, and storage revenues were 13.0 million. The non-focus revenues were 8.6 million. Total focus revenues were 62.9 million, up 5.6 million or 10% sequentially.

Sales to North America accounted for 47% of total revenue; sales to Europe contributed 16% and sales to Asia contributed 37%. No single direct customer represented 10% or more of the March quarter revenues. Before I leave the revenue and bookings, I also want to comment that this is also the time of the year when we might expect to get revenues from a large gaming application that we had indicated a year-ago was reoccurring about every four to six quarters. The June

Applied Micro Circuits Corp.	AMCC	Q4 2008 Earnings Call	May 1, 2008
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guidance does not include revenues from this application and the timing of the next generation is not yet determinable.

Turning to the P&L, our third quarter non-GAAP net income was 6 million or $0.09 per share compared to the non-GAAP net income of 3.9 million and $0.06 per share for the prior quarter. Our non-GAAP net operating margin as a percentage of revenue was 5.5% compared to 1.6% for the prior quarter. The March quarter non-GAAP gross margin was 55.5%, down approximately 150 basis points from the prior quarter and is the result of manufacturing variances in the form of obsolescence, scrap and inventory adjustments. These were the result of revision levels to parts and moving inventory to low-cost hubs and re-certification or testing done on the parts as part of the transition.

Looking forward to the June quarter, we are expecting that gross margins will be up 100 to 150 basis points. This improvement will come from the prior quarter manufacturing variances not repeating and from anticipated favorable product mix.

Non-GAAP operating expenses were 35.8 million compared to our guidance of 36 million. This was a sequential decline of 0.9 million. The March quarter non-GAAP R&D expense was 21.5 million, down 2 million sequentially while the non-GAAP SG&A expense was 14.3 million, up 1.1 million sequentially.

Net interest and other income was 2.3 million. This number excludes the impact of 0.8 million of other than temporary impairment charges that we took on certain securities within our investment portfolio. Unless market conditions continue to deteriorate further, we do not expect to take any additional charges relating to our investment portfolio.

The share count for EPS purposes was 65 million shares, down 2.3 million shares from the 67.3 million shares used for the December quarter. We are expecting the June share count for EPS purposes to continue to be in the range of 65 million.

In terms of OpEx guidance for the first quarter, we are expecting expenses to go up slightly to the 36.5 to 37 million level as we start the implementation of an internal ERP system and we expect expenses to ramp somewhat from our new design center in Vietnam.

Interest income is expected to be between 1.9 million and 2.1 million reflecting lower returns due to depressed market conditions offset by an increase in our cash balance. We are basically done with our stock buyback program. Our tax rate continues to be projected at 3% for the next several quarters. Again, we are not anticipating any other impairment charges to our cash portfolio.

Turning to the balance sheet, our cash and investments totaled 194.8 million at the end of the fourth quarter. This is the total of the cash on the balance sheet plus approximately 52 million of cash related investments that are shown as non-current assets on the balance sheet. This is up 8.2 million from the end of the third quarter.

We generated 8.4 million of cash from operations and we used 2.1 million for capital expenditures and we received net proceeds from the issuance of stock of approximately 2.6 million. You can refer to our cash flow statement in the earnings release for more information. Our working capital is in excess of 172 million and we have no long-term debt.

DSO was 37 days at quarter end compared to 43 days for the prior quarter. We expect DSO to range from 38 to 45 days.

Net inventories were 38 million, down 1.9 million from the prior quarter, and inventory turns were 3.4 compared to 2.9 last quarter. We had indicated to you at the end of last quarter that we were committed to bringing our inventory turns to the 3 to 3.5 level by the end of the fiscal year, and we

Applied Micro Circuits Corp.	AMCC	Q4 2008 Earnings Call	May 1, 2008
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delivered on that expectation. We expect inventory turns to continue to improve, and we are targeting to be around 4 turns by the end of fiscal year 2009. I will also comment that the distributor inventories declined in the March quarter and remain lean at approximately four weeks. Capital expenditures for the quarter were 2.1 million, and capital depreciation was 1.7 million.

Turning to GAAP. As you know, our non-GAAP financials exclude certain items required by GAAP, such as amortization or impairment of purchase intangibles and goodwill, amortization of stock based compensation and restructuring charges. The timing, occurrence and magnitude of such items can be difficult or impossible to estimate for future periods. Our net loss on a GAAP basis was 86.3 million, versus a net loss of 4.3 million last quarter. The difference in our fourth quarter GAAP net loss of 86.3 million and our fourth quarter non-GAAP net income of 6 million is a delta of 92.3 million. The 92.3 million is primarily comprised of, one, $71.5 million of goodwill impairment charges related to our storage reporting unit. Two, a cumulative adjusted income tax provision charge of 4 million to account for the difference between the amortization of goodwill for tax purposes and book purposes relating to our purchase of the PRS business from IBM back in 2003. Three, $3 million related to the write-off of a strategic investment. Four, net restructuring charges of 1.5 million. Five, expenses related to litigation of 2.5 million, 1.4 million related to the stock option investigation to settle the derivative lawsuit, and another 1.1 million related to a landlord dispute associated with the Quake acquisition. Six, 0.8 million relating to an other than temporary impairment charge relating to certain securities in our investment portfolio. Number 7, 3.1 million of stock based compensation, and number 8, 5.9 million of amortization of purchase intangibles. I will point out that only the last two items, the stock based compensation charges and the amortization of purchase intangibles, are reoccurring and can be expected to recur in subsequent quarters. Although the dollar amount could fluctuate, the other items, we do not expect to repeat in the June quarter.

Looking forward to the first quarter, we can expect certain known GAAP charges such as the 5.9 million of amortization of purchase intangibles, and an estimated 2.5 to 3.0 million of stock based compensation. A complete reconciliation between the GAAP and non-GAAP financials can be found in our earnings release, which can be found in the Investor Relations section of our website. Please note that there is no reconciliation of forward-looking non-GAAP measures.

That concludes my remarks, and I will now turn the call back to Kambiz.
Kambiz Hooshmand, Chief Executive Officer and President

Thanks Bob. So as I mentioned before, I am pleased with our growth, backlog, order patterns, and the resulting steps that will allow us to expand our profitability. Overall, near-term market conditions still remain uncertain. As such, we still believe it is prudent to remain conservative, and accordingly, we are guiding for the first quarter revenue to increase 2 to 4% sequentially. This will be the fourth consecutive quarter of sequential growth for us.

Our long-term growth drivers remain unchanged. Bandwidth demand is increasing at tremendous rates and new IP-based networks have been deployed at a rapid rate in order to avoid capacity exhaust. Several carrier customers have painted pictures that validate our belief. Video delivery over the Internet to your PC, video on demand, storage and sharing of digital files, pictures or videos, are all growing.

Add to that, the additional bandwidth requirements and videos of high-definition quality, and you have the perfect storm that existing networks will have difficulty handling. AMCC is positioned extremely well to help our customers in all aspects of this transition. From processing and securing the IP packets to connecting ever-fattening pipes at 10 gig, 40 gig, and 100 gig to finally being able to provide solutions to securely store the data with high levels of reliability.

Applied Micro Circuits Corp.	AMCC	Q4 2008 Earnings Call	May 1, 2008
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In retrospect, FY 2008 was a difficult year caused by customer consolidation and a painful inventory correction. However, the revenues did recover just as we predicted. While gross margins were a little lower than I would have liked, we also delivered on the OpEx expense reductions as we promised. We remain very much committed to improving the operating margin.

We clearly have put the customer consolidation and inventory issues of fiscal 2008 behind us. I am very optimistic that our new product cycles will enhance our results in fiscal 2009. The groundswell of customer acceptance to our new products such as Pemaquid, the PowerPC 405EX, and SAS controller products are very promising. All of these will likely ramp in fiscal year 2009.

In addition, our sales agreement with IBM is opening up a whole new channel for AMCC products and exposing us to new large customers. We opened a design center in Vietnam and that will aid tremendously in improving our engineering efficiency.

In fiscal 2009, we will continue to develop and deliver innovative products such as our high-performance low-power Titan Core. This will allow AMCC to own a key PowerPC-based core technology that will be a platform for revenue growth for many years to come. We have tremendous traction with customers in 40 gig and 100 gig. We are the undisputed leader in high-speed SerDes and Framer technology for tomorrow’s networks based on either Ethernet or OTN. I believe this will be the year that AMCC will further strengthen its competitive position in these markets.

Now, I’ll turn the call back to Bob.
Robert G. Gargus, Senior Vice President and Chief Financial Officer

Thank you, Kambiz. This concludes our formal remarks. Operator, please provide instructions to our listeners for the queuing process.

Applied Micro Circuits Corp.	AMCC	Q4 2008 Earnings Call	May 1, 2008
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QUESTION AND ANSWER SECTION

Operator: Yes, certainly, sir. [Operator Instructions]. And we’ll take our first question from James Schneider with Goldman Sachs.

<Q — James Schneider>: Hi. Good afternoon and thanks for taking the question. I guess first of all, there has been, during this earnings season, quite a wide dispersion in the kind of commentary portrayed by some of your telecom equipment customers throughout different geographies. Could you maybe comment on what you’re seeing specifically in the geographies with respect to Europe and Asia in particular?

<A — Kambiz Hooshmand>: We mentioned on the previous call that there was chatter about Asia being slower. We are now sensing and hearing that Asia is actually recovering, in particular China. Europe is potentially getting slower, but I wouldn’t be confident of that indication yet. I think U.S. carriers continue to invest heavily. I would add to that comment that AMCC has a strong presence in the 10-Gig high-speed sector of the network and that’s exactly where the carriers are investing the heaviest. So from a product cycle standpoint and from a product segment standpoint, I think we’re going to be a key beneficiary of continued investment in high speeds. And as I mentioned previously, we are the undisputed leader in high-speed networks, and we’re going to continue that leadership into 40-Gig and 100-Gig.

<Q — James Schneider>: Okay. And then secondly, can you comment on the linearity you saw in the quarter in terms of order patterns and what you’ve seen so far this quarter?

<A — Kambiz Hooshmand>: First, relative to our process and transport business, we saw very good linearity. As we mentioned, we entered the quarter — the March quarter, we mentioned in the January call, with the strongest backlog ever, with record backlog. And therefore, we actually had low turns business in that portion of our business. And the orders for the subsequent quarter, the bookings were pretty much linear and very strong as we already mentioned. On the storage side of our house, March was particularly strong. Sell-through was very, very strong for us. So the end-demand is there. But I think the distribution partners on the storage side of the house, decided to reduce inventories. And as I mentioned, a small reduction of inventory has an impact on our revenue because we recognize revenue on sell-in basis.

<Q — James Schneider>: Fair enough. And last one would be, your processor business, over the past couple quarters, you’ve noted some variability in supply chain. Do you think that has stabilized at this point?

<A — Kambiz Hooshmand>: At this point, I can’t be sure because of the macroeconomic conditions. I will say that we’re seeing very good strength in our channel. We’re seeing various areas of the direct business that’s strong in some cases and weak in other cases, so it’s hard to tell a pattern. But definitely, the distribution side of the house on the processor is very, very strong. And that is, in our opinion, the end-demand, not distribution building inventory because, as Bob mentioned on the call earlier, the inventory in the channel continued to go down and it’s sitting at a very lean level of four weeks.

<A — Robert Gargus>: So, James, I think you might have been asking if we’re seeing any supply constraints in terms of being able to supply orders...

<Q — James Schneider>: Right.

<A — Robert Gargus>: ...against the processor business. The answer to that is no. Nothing that’s abnormal. You always have some because you’ll get orders that are inside of lead timing. You didn’t plan on those, but we’re not seeing anything abnormal at this point in time versus what I would categorize as completely normal.

Applied Micro Circuits Corp.	AMCC	Q4 2008 Earnings Call	May 1, 2008
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<Q — James Schneider>: Great. Thanks very much.

Operator: And moving on to Sandy Harrison with Signal Hill.

<Q — Sandy Harrison>: Thanks. Good afternoon, guys.

<A — Kambiz Hooshmand>: Good afternoon.

<Q — Sandy Harrison>: One of the things we’re hearing more and more about similar to your comments on your prepared remarks, Kambiz, is the fact that the base station market is really picking up. And could you help us look at that market and understand it a little bit and sort of some of the dynamics there because it’s traditionally not been an area of opportunity for a number the wireline folks such as yourself. So any kind of color you could give on what’s driving this demand, why it is that the base station market seems to be one of the biggest opportunities that we think is going to unfold for the next couple quarters?

<A — Kambiz Hooshmand>: Well, at the macro level, what’s happening is people like you and I are using the wireless network more and more for data as opposed to for voice. The same transition that occurred on the wireline network over the past several years is now happening in the wireless network where data is becoming more and more relevant. And so the carriers are investing in transitioning to 3G and investing heavier in packet technologies. AMCC has some nice design wins from before in this area that are ramping very nicely. And we talked about some of the product transitions actually back in April of ‘07 and July of ‘07 in our earnings call when the product transitions were in fact giving us a heartburn over some of the revenue transitions that were going on. But that revenue has come back for us and has come back strong. And it is going very well for us because we have presence in some key accounts relative to wireless infrastructure in our processor business.

<A — Robert Gargus>: So, Sandy, this is Bob. You may remember we talked about the transition from 11a and b to 11n and that that would benefit us. We’re starting to see that 11n transition be very beneficial to us. We’ve talked about the fact that we’ve had a fair amount of success with the 405EP and that particular marketplace. It hasn’t ramped as much as we’d like to see yet. But there is a lot of speculation it is getting close to the ramping because I guess there were some delays in the corporate spec, but those are supposed to be behind us very shortly. And so we’re actually pretty optimistic about the wireless side of the business there.

<A — Kambiz Hooshmand>: Yeah. So Bob’s point is that increasingly, our business is actually driven by wireless even though, traditionally, AMCC is known as a wireline company because of our transport heritage.

<Q — Sandy Harrison>: So is it fair to say that this is built going into the actual enterprise device or is it going more into the backhauling of the actual packet traffic, or a little bit of both?

<A — Kambiz Hooshmand>: Yeah. So just to clarify, Bob and I were talking about two different domains. I was talking about wireless infrastructure and 2.5G and 3G; Bob was talking about wireless access points in the enterprise. So in the wireless infrastructure, we sit in Node Bs, or previously known as base transmitter stations, with our processor technology. In wireless access points, we sit in the enterprise. So it’s actually not in the backhaul, it’s actually in the larger volume business where you see the access points all over the enterprise.

<Q — Sandy Harrison>: Got you. Thanks for clarification of that. And then, just a quick second on your microprocessor business, specifically the Titan. What sort of application, what sort of appliance, are you finding the most demand for in that? And what’s the kind of lead times on these appliances from design wins to just the gestation period to production levels?

Applied Micro Circuits Corp.	AMCC	Q4 2008 Earnings Call	May 1, 2008
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<A — Kambiz Hooshmand>: So in general, in communications networks, and this is somewhat an oversimplification, but nevertheless, for our purposes here an accurate one. In general, in communication networks, you have basically a division into two categories; the data plane and the control plane. The data plane is also known as the FASTPATH where you’re actually processing the packets. The control plane, you’re processing the control of the network. Our Titan Core and its first instantiation as a product will actually be more optimized for the control plane applications.

By the way, in terms of market size, data plane and control plane are approximately half and half in terms of the way they share the total processor revenues. And the control plane will go into applications like wireless infrastructure, the next generation of wireless infrastructure in particular, what’s known as LTE, or long-term evolution. It will go into routers and switches for enterprise applications, again, for the control plane infrastructure. It’s obviously a more higher-end device. The way I would look at the Titan platform is that it’s a platform, and a platform that will allow us to develop SoCs, Systems-on-a-Chip, for various applications for many, many years to come. It’s a very fast processor with very low power consumption and it will provide tremendous value to AMCC and its shareholders for a number of years.

<Q — Sandy Harrison>: Great. Thanks for the clarification, guys.

<A — Kambiz Hooshmand>: Thank you.

Operator: And moving on to Christian Schwab with Craig-Hallum Capital.

<Q — Christian Schwab>: Great. Bob, would you still classify your backlog as the largest in the company’s history?

<A — Robert Gargus>: It grew. So if it was a record last quarter, it’s more this quarter. So it’s got to be a new record.

<Q — Christian Schwab>: All right. Just to...

<A — Kambiz Hooshmand>: Bob and I — just to clarify, when Bob and I say largest in its history, we don’t really go back to the ‘99 and 2000 years and check those data. Because at that point, during the height of the bubble I think some of the numbers were different. But certainly, in the past several years it’s at a record...

<A — Robert Gargus>: It’s the largest in the last three years, that much we can testify to, I guess.

<Q — Christian Schwab>: Perfect. And now that revenues have rebounded to what we’ve expected post the inventory correction. Going forward, given the new relationships with IBM, Ingram Micro and a host of new product growth cycles that are about to start. Can you just update us on what your thoughts are and what you think you can grow this business top line over the next two to three years?

<A — Kambiz Hooshmand>: We’re pretty optimistic that processor business can grow significant double-digits, our transport business is going to continue to be the beneficiary of the transition from SONET to OTN. In SONET, if you look at industry established market share numbers, we are either number 3 or number 4 in SONET, and it’s about a $400 million chip market. The carriers over the course of the next several years will transition to OTN technology because OTN is optimized for Ethernet and for data packets, which is what all the networks are going to and all the utilization of the network is going to. So as the network transitions from SONET where we’re number 3 or number 4 to OTN, we go from being a number 2 or number 4 in a 400 to $500 million market to being a dominant number 1 in a similar size market. So for us this is a very nice transition, and I think it will continue for a number of years, especially as we continue our leadership with new products like Pemaquid, Tipi Rubicon. And in fact, we have another one in the planning

Applied Micro Circuits Corp.	AMCC	Q4 2008 Earnings Call	May 1, 2008
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cycle already where we are working with a large customer. On the third side of the house SAS will be a multiyear trend. Obviously, LSI and Adaptec are also very strong companies in this space, but our SAS is gaining a lot of traction. And as we continue to make improvements to the product line, I think we’re going to continue to take a lot of share there.

<A — Robert Gargus>: Christian, this is Bob. A number of the places where we’re talking about winning designs and things ramping, several of those are going to ramp more towards the second half of this year, so I actually think that if you were to look out over the next three years, we might be projecting that we would grow little bit stronger next year than this year even and kind of move into stronger growth as the years progress, as some of our new markets mature, and some of our positioning in those starts to take hold a little bit more.

<Q — Christian Schwab>: Great. So, is it, we are kind of thinking about the 20% goal on the top line that we’ve thrown out numerous times before given the macroeconomic environment, we’d be much more excited about 20% plus type of growth two years out than versus one year out, is that fair?

<A — Robert Gargus>: Well, you have to remember, we are completing the V-shape curve. So fiscal year ‘08, our revenues were about 246, down from 290ish the year before, right?

<Q — Christian Schwab>: Right.

<A — Robert Gargus>: So, talking about a large percentage growth for this year is kind of a little bit misleading, but I think most of the peer group that you have out there have us, give or take a little bit right around the $300 million range. And as we said before, that’s a good starting point for now and we will see how the year develops.

<Q — Christian Schwab>: Perfect. And then as we look to gross margins, can you just, as all the different products come into play here and we shouldn’t have any more manufacturing issues, is it, we — comfortable on a 56 to 57% range?

<A — Robert Gargus>: So I think the gross margins will recover like we gave the guidance, that it will recover between 100 and 150 basis points this quarter. And I would expect that we’ll get sequential improvement at least in the following couple of quarters even as long as the product mix holds anything close to what I’m projecting.

<Q — Christian Schwab>: Perfect, and then my last question on the gaming platform. Can you remind us historically, I know it may not all come in one quarter, but historically, the revenue from that once-a-year program?

<A — Robert Gargus>: So that program was a little over $5 million a year ago. We have a little bit of it being spread into two quarters. But the problem is as we’ve talked about before, that was related to the pachinko games in Japan. And Japan has its own economic woes. And to be honest, the pachinko parlors, if you want, have fallen into disfavor right now. So, they’re not refreshing the games like they had projected or they are just not as in vogue quite as much as they were before. So, it’s not a lost socket. It’s just that there is not as much demand for it right now as we had hoped would continue.

<Q — Christian Schwab>: So, at some point in the refresh, you wouldn’t be as optimistic to say the refresh will lead to another $5 million in a ladder step in revenue, it will be something less than that?

<A — Robert Gargus>: I would bet that it would be.

<Q — Christian Schwab>: Perfect. Thank you.

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<A — Kambiz Hooshmand>: Thank you.

Operator: [Operator Instructions]. And moving on to our next question from Sanjay Devgan from Morgan Stanley.

<Q — Sanjay Devgan>: Hi, guys thanks so much for taking my question. Just a couple of questions, just a follow-up on the manufacturing variance issues. I was wondering if you can give me a little more color. I didn’t quite understand that — was it largely due to inventory write-downs or inventory obsolescence, or if you can just give me some more color on that, I’d really appreciate it?

<A — Robert Gargus>: Well, we had a couple of things. The first thing we had is we had some products that we revved, that we went to a new revision. And when we went to the new revision, we determined that the existing inventory for those was no longer salable. So we had to write those off. The second is, we effectively had some inventory that we retested, that we thought was going to — in the processor business, a lot of times you get different yields, meaning different speeds. And we are hoping to get a faster speed on this pile of chips if you want. And unfortunately they tested at a lower speed than we had anticipated. Then as a result, they had to write those off. And then, we physically moved some products out of San Diego to a low-cost hub up here in California, and in the process of that, we had a few hundred thousand dollars of stuff that wound up being obsolete or that didn’t appear to be there at least in the form that we thought it was.

<Q — Sanjay Devgan>: Okay. Thank you so much. That helps quite a bit. And Bob, my second question is, it kind of goes back to the 2020 model that you’ve thrown out. I know more recently in 2009, you’ve kind of talked about a 2015 model and I noticed the OpEx is going to tick up a little bit next quarter. Given the uptick, while the OpEx is upticking a little bit, obviously your revenue outlook seems to be pretty good right now. Is it still reasonable to expect we can see something in the 2015 range in 2009?

<A — Robert Gargus>: So, I’ve told people that when we get to the mid 80s on a quarterly revenue is when you can expect us to approach the 2015, when I get to the mid 90s on a quarterly revenue, then you can expect us to start to approach the 2020.

<Q — Sanjay Devgan>: Okay. And then final question just with respect to your SAS products, just wanted to know what your sense of timing is on when we can kind of really start to see those products materially take off. I know different, some of your competitors have thrown out different timeframes as to when those products will kind of take off. I was just curious to get your thoughts on how you see that kind of market playing out?

<A — Kambiz Hooshmand>: Sure, Sanjay. So first of all, one clarification is that we are in different markets versus some of our competitors and peers. There is a chip market and there is a board market, so we are in the board market. And for SAS when you hear comments from some of our competitors/peers about SAS, what you’re thinking of is the chip market because that is obviously earlier with people developing the products. In fact we’re the consumer of some of those chips ourselves. The board market is taking off a little bit slower because of interoperability issues and this is nothing unusual in technology where you’re introducing new standard. In SAS, you have to have the right controller board, then you have the SAS expander, and other components that all have to work together, and there are interop issues and inter-testing issues between different vendors, it’s taking some time. I certainly expect that in the September quarter and December quarter, we’ll see an uptick relative to our revenue. It’s hard to predict these things, but we will certainly see that, an element of this is also the SAS drives, right, the interop with the SAS drives also has to all be integrated before this market takes off.

So I think the comment — the positive comments you’re hearing from the likes of other firms, a lot of it has to do with the chip business, and I think that’s always a little bit earlier than the board

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business. In the new quarter, I would guide that approximately 10% of our overall storage revenue will be from SAS, but that’s an, obviously an approximation at this point in time. This is not a backlog business; so I am not looking in the backlog, telling you that I am just predicting that as a rule of thumb.

<Q — Sanjay Devgan>: Sure, okay. And just one final question if I may. Bob, I guess last two quarters, given the strength in your backlog, you’d noted that the turns, your turns business as a percentage of the total revenue needed to achieve your guidance has gone down sequentially the last two quarters. Is it fair to assume it’s gone down for a third consecutive quarter?

<A — Robert Gargus>: That’s correct.

<Q — Sanjay Devgan>: Okay, thank you so much.

<A — Kambiz Hooshmand>: Thank you.

Operator: And there are no further questions in the queue at this time. Mr. Gargus, I’ll turn the call back over to you.
Robert G. Gargus, Senior Vice President and Chief Financial Officer

We would like to thank all of you for your participation today. There will be an audio replay of this call available in the Investor Relations section of our website. You can also access the audio replay of this conference call by calling 719-457-0820 and entering the reservation number 652-4238. Please feel free to call me if you have any additional questions. Again thanks for your participation on the call today and have a nice evening.

Operator: And that does conclude today’s conference. Thank you for your participation and have a wonderful day.